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                                                                   Exhibit 99.2

                             Form of Press Release

                 United States Steel Discloses Updated Outlook

   PITTSBURGH, December 13, 2001 -- USX Corporation USX-Marathon Group (NYSE:
MRO) and USX-U. S. Steel Group (NYSE: X) today announced that in connection with the previously announced exchange offers by United States Steel LLC for certain outstanding equity securities of USX Corporation and its wholly-owned subsidiaries, it wishes to update the Outlook for the U. S. Steel Group that was included in USX's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and to report certain recent developments since the filing of the Form 10-Q and subsequent filings on Form 8-K.

  Outlook

     Our orders for fourth quarter domestic steel shipments are well below the third quarter rate. Accordingly, in the fourth quarter, we expect domestic steel shipments to be approximately 2.2 million net tons, down from the 2.6 million net tons shipped in the third quarter. Average realized prices are expected to be about flat compared to the third quarter. We have seen an increase in the steel order rate over the last several weeks; however, most of these orders will ship in early 2002.

     With slow market conditions in the fourth quarter, we advanced the schedule for a maintenance outage on the Gary Works No. 6 blast furnace, which stopped production in mid-October. Production costs in the fourth quarter will be higher than the prior quarter, related to lower and less efficient operating rates as fourth quarter raw steel production is expected to be approximately two-thirds of capability, down from the 83 percent utilization rate in the third quarter. Tubular markets, which had been strong earlier in the year, have also weakened markedly. In addition, our raw material shipments and production have been reduced as a result of reduced demand from our own steel producing locations and from facilities idled by several financially distressed raw material customers.

     On May 31, 2001, a major fire damaged the cold-rolling mill at USS-POSCO, which is fifty percent owned by U. S. Steel Group. Damage was predominantly limited to the cold-rolling mill area of the plant. USS-POSCO maintains insurance coverage against such losses, including coverage for business interruption. Claims for reimbursement for higher costs and lost volumes under USS-POSCO's business interruption insurance coverage are pending and will be reflected in income as received in future periods. The mill is expected to resume production in the first quarter of 2002, although full-production may not be achieved until mid-2002. Until such time, the plant will continue customer shipments using cold-rolled coils from U. S. Steel Group and POSCO as substitute feedstock.

     For U. S. Steel Kosice ("USSK"), we expect fourth quarter shipments to be approximately 0.8 million tons and fourth quarter average realized prices to be about flat compared to the third quarter. Also, USSK has scheduled several outages in the fourth quarter which will increase repair and maintenance expenses, and expects to temporarily idle most operations between December 22, 2001 and January 7, 2002 due to low order levels and seasonal operation curtailments by customers.

     For 2001, total shipments are expected to be approximately 13.3 to 13.5 million net tons with Domestic Steel shipments of approximately 9.8 million net tons and USSK shipments of approximately 3.6 million net tons.
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     For the longer term, domestic shipment levels and realized prices will be influenced by the strength and timing of a recovery in the manufacturing sector of the domestic economy, levels of imported steel (see "International Trade" below) and production capability changes by domestic competitors. Many factors, including developments from the events of September 11, will determine the strength and timing of such recovery and the other factors. For USSK, economic and political developments in Europe and elsewhere will impact USSK's results of operations in 2002 and thereafter.

     Capital expenditures are expected to be approximately $285 million for the full year, including expenditures related to the recently acquired facilities of USSK, Transtar, and East Chicago Tin.

     USX owns a 16 percent equity method investment in Republic, through USX's ownership in Republic Technologies International Holdings, LLC, which is the sole owner of Republic. Republic is a major purchaser of raw materials from U. S. Steel Group and the primary supplier of rounds for the tubular facility in Lorain, Ohio. On April 2, 2001, Republic filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code. Republic has continued to supply the Lorain mill since filing for bankruptcy and no supply interruptions are anticipated. At September 30, 2001, U. S. Steel Group's remaining pre-petition financial exposure to Republic, after recording various losses and reserves, totaled approximately $30 million.

  Additional Financing

     On November 28, 2001,United States Steel entered into a new $400 million accounts receivable program and on November 30, 2001 United States Steel executed a revolving credit agreement secured by inventory that provides for borrowings of up to $400 million. No amounts are currently drawn under either financing.

  International Trade

     On December 7, 2001 the commissioners of the International Trade Commission ("ITC") announced their remedy recommendations resulting from the ITC's investigation of steel imports under Section 201 of the Trade Act of 1974. The ITC had previously found that flat-rolled steel products, among others, are being imported in such quantities as to be a substantial cause of serious injury to the domestic industry. Five of the six Commissioners recommended that tariffs of 20% to 40% be imposed on imports of hot-rolled, cold-rolled and corrosion-resistant products for four years, subject to reductions of the tariffs from year to year. The three commissioners who had previously found that imports of tin mill products were a cause of serious injury to the domestic industry recommended the same tariff remedies be applied to that product that they recommended for hot-rolled, cold-rolled and corrosion-resistant product. Two of the commissioners recommended the same remedy for imports of slabs, while four of the commissioners recommended subjecting slab imports to these tariffs only after certain quantities of slabs enter the country without special tariffs. The remaining commissioner recommended declining levels of quotas for a three year period. The ITC is required to forward its recommendations with explanations to the President by December 19. The President will then have up to 60 days to review the recommendations and determine what remedies to impose. In response to the recommendations, the Company announced that in these market conditions, 20% tariffs are inadequate and urged the President to act quickly to adopt 40% tariffs on all flat-rolled imports, including slabs.

                                      oOo
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   This release contains forward-looking statements with respect to the expected restart of the USS-POSCO cold rolling mill, market conditions, costs, shipments, prices and remedies that may be imposed under Section 201 of the Trade Act of 1974. One factor, among others, that may affect the restart of the cold rolling mill at the USS-POSCO joint venture is the timing of completion of repairs. Some factors, among others, that could affect full year 2001 and early 2002 market conditions, costs, shipments and prices include import levels, customer inventory levels, plant operating performance, domestic natural gas prices and usage, and U.S. and European economic performance and political developments. The ultimate decision concerning remedies under Section 201 are made by the President of the United States. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, USX has included in Form 10-K for the year ended December 31, 2000, as amended in Forms 10-K/A, and in subsequent Forms 10-Q and Forms 8-K, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements.